Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-281147) on Form S-3 and (No. 333-181646 and 333-256937) on Form S-8 of our reports dated February 19, 2026, with respect to the consolidated financial statements of SLM Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
McLean, Virginia
February 19, 2026